Exhibit 10.7

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of April 1, 2014, by and between Hipcricket, Inc., a Delaware corporation (the “Company”), and Douglas Stovall (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee have entered into that certain Employment Agreement, effective as of June 1, 2013, which sets forth the terms and conditions of the Employee’s employment with the Company (the “Employment Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Employment Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Definitions and Amendments

1.1 Definitions.  For purposes of this Amendment, terms used but not defined herein have the meanings ascribed to such terms in the Employment Agreement.

1.2Amendments.

(a) Section 4 of the Employment Agreement shall be amended by deleting Section 4 in its entirety and replacing it with the following:

     “Employee’s employment hereunder shall be for one fifteen-month period (the “Initial Term”), which commenced on June 1, 2013 and shall end August 31, 2014.  Thereafter, the Employee’s employment hereunder automatically shall be extended for one additional twelve-month period (the “Subsequent Term”), commencing September 1, 2014 and ending August 31, 2015.  A twelve month period shall be deemed a Contract Year.  For all compensation and benefit purposes, other than those specifically addressed herein, the Employee shall be deemed to have been continually employed with the Employer from January 25, 2010.”

(b) Section 5(a) of the Employment Agreement shall be amended by deleting Section 5(a) in its entirety and replacing it with the following:

“(a)   Base Salary.  Employer, from June 1, 2013 through March 31, 2014, shall pay Employee a base salary (“Base Salary”) at the rate of $275,000 per annum, payable semi-monthly.  Employee’s Base Salary automatically shall increase to $300,000 per annum, payable semi-monthly, beginning on April 1, 2014.”

(c) Section 5(b)(i) of the Employment Agreement shall be amended by deleting Section 5(b)(i) in its entirety and replacing it with the following:

“(i)   Incentive Bonus.  In addition to the Base Salary, Employee will be eligible to participate in the Company's 2014 Incentive Compensation Plan with a target bonus opportunity for fiscal year 2015 equal to 35% of Base Salary.  Bonuses may be earned based on targeted achievement of GAAP Revenue for fiscal year 2015, subject to a minimum gross margin percentage and maximum Adjusted EBITDA loss amount.  Additional details about the bonus opportunity are set forth in the Incentive Bonus Plan. Bonus opportunities for fiscal year 2016 and beyond will be determined in the discretion of the Board of Directors.”

(d) Section 5(b)(ii) of the Employment Agreement shall be amended by deleting Section 5(b)(ii) in its entirety and replacing it with the following:

“(ii)  Transaction Bonus.  In addition to the Base Salary, Employee will be eligible to participate in the Company's Transaction Bonus Plan with a bonus opportunity equal to 1.0% of the Net Consideration with respect to a Transaction.  The terms and conditions of the bonus opportunity are set forth in the Bonus Plan.”

(e) Section 15(a)(ii) of the Employment Agreement shall be amended by adding the clause “or Subsequent Term”  in the first sentence of Section 15(a)(ii) so that the Section 15(a)(ii) in its entirety reads as follows:

“(ii)  If Employer terminates Employee’s employment hereunder without Just Cause Employer shall continue to pay to Employee his then-current base salary, in accordance with customary payroll practices, plus accrued but unpaid vacation time, accrued but unpaid benefits (as described in Section 8(i) above) and reimbursement of all unpaid business expenses (in each case, as of the date of termination) (collectively the “Continued Benefits”) for a period of the greater of (a) six months; or (b) the remainder of the Initial Term and the Subsequent Term ,whichever the case may be (the “Continuation Period”).  Employee shall be entitled to continued participation in all medical and disability plans, to the extent such plans are provided by Employer, on the same terms and conditions as if his employment had not terminated until the expiration of the Continuation Period.”

ARTICLE II
Miscellaneous

2.1 Entire Agreement.  This Amendment and the Employment Agreement constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

2.2 Counterparts.  This Amendment may be executed in multiple counterparts and by facsimile, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.  This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including .pdf files), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

2.3 Reference to and Effect on the Employment Agreement.

(a) Except as specifically amended by this Amendment, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(b) The execution and delivery of this Amendment and performance hereof shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any party hereto under, the Employment Agreement.

(c) This Amendment  shall be governed under the laws of the State of Washington and shall be construed with the Employment Agreement as one instrument, and the Employment Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

COMPANY

HIPCRICKET, INC.

By: /s/ Ivan Braiker
Name:  Ivan Braiker
Title:  President and Chief Executive Officer

EMPLOYEE

       /s/ Douglas Stovall
Douglas Stovall